Exhibit 99.1

Team Financial, Inc.

NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
Michael L. Gibson, President of
Investments, Chief Financial Officer
Team Financial, Inc.
(800) 880-6262 Extension 305
mike.gibson@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Stock Repurchase Program

PAOLA, Kansas, October 14, 2004  —  Team Financial, Inc. (the Company, Nasdaq: TFIN) today announced that its Board of Directors has adopted a program to repurchase up to 400,000 shares of its common stock.  The Company believes that its stock represents an attractive investment opportunity given recent price levels.

The program authorizes stock repurchases from time to time in the open market or through privately negotiated transactions.  The stock may be repurchased using existing funds, dividends from the Company’s subsidiaries or borrowings.  Repurchased common shares will be added to treasury shares.

The Company recently completed repurchasing substantially all of the stock available under the 2001 program, which allowed up to 300,000 shares of its common stock to be repurchased.   At October 14, 2004 there were 3,230 shares of common stock remaining to be repurchased under the 2001 program.

At October 14, 2004, there were 3,988,478 shares of common stock outstanding. Total stockholders’ equity was approximately $49.9 million at June 30, 2004.

Team Financial, Inc. is a financial services company with approximately $647,000,000 in total assets.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, the Tulsa, Oklahoma metropolitan area, and in the Colorado Springs, Colorado metropolitan area.  The Company offers a full range of consumer and corporate banking services, including small business loans, mortgage loans, employee benefit insurance services, property and casualty insurance services, trust services, and investment and brokerage services.  For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 800-880-6262, ext. 305.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to acquisition strategies, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the Company’s control.